AGREEMENT AND MUTUAL RELEASE

        This Agreement and Mutual Release (this “Agreement”) is entered into as of the 26th day of April, 2007, by and among Dr. Glenn T. Stoops (“Stoops”); Inforte Corp., a Delaware corporation (“Inforte”); and Inforte Managed Analytics Corp., a Georgia corporation formerly known as GTS Consulting, Inc. (“IMA”).

RECITALS

    A.        On July 15, 2005, Stoops sold all the outstanding capital stock of IMA to Inforte pursuant to that certain Stock Purchase Agreement, dated July 15, 2005, between Stoops and Inforte, as amended (the “Stock Purchase Agreement”), and, in connection with such sale, Stoops and IMA entered into that certain Employment Agreement, dated July 15, 2005 (the “Employment Agreement”).

    B.        On March 5, 2007, Stoops’ employment with IMA was terminated pursuant to the Employment Agreement.

    C.        Stoops, Inforte and IMA desire to settle and resolve on the terms set forth herein disputes among them arising out of Stoops’ performance under the Employment Agreement and Stock Purchase Agreement and Inforte’s and IMA’s enforcement of rights thereunder.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1.        The parties acknowledge and agree that, effective March 5, 2007, Stoops’ employment under the Employment Agreement was terminated and that Stoops’ rights under the Employment Agreement by reason of termination are solely as provided under Section 5.3(b) of the Employment Agreement, i.e., payment to Stoops of his Base Salary (as defined under the Employment Agreement) through March 5, 2007, with respect to which Stoops hereby acknowledges receipt, and receipt of those benefits set forth on Schedule A attached hereto that are otherwise vested and due Stoops under the Employment Agreement as of March 5, 2007.

    2.        In full and complete satisfaction of Inforte’s obligations under the Stock Purchase Agreement, including, but not limited to, any obligation to pay to Stoops any Contingent Payments (as defined under the Stock Purchase Agreement), Inforte shall pay to Stoops One Million Dollars ($1,000,000.00), of which Nine Hundred Fifty Thousand Dollars ($950,000.00) shall be payable by 2:00 p.m. Eastern time on the fifth (5th) business day after the execution of this Agreement, and Fifty Thousand Dollars ($50,000.00) shall be payable on January 3, 2008. Payments shall be made by wire transfer. Inforte agrees that it shall give prior written notice to Stoops if it intends, for any reason, not to make the $50,000 payment otherwise due Stoops on January 3, 2008.

    3.        The parties acknowledge and agree that Stoops will continue to be bound by those provisions of the Employment Agreement and the Stock Purchase Agreement that by their terms survive and remain in effect, including, but not limited to, Article VII of the Employment Agreement and Sections 5.3 and 5.4 and the last sentence of Section 5.6 of the Stock Purchase Agreement; provided, however, that, notwithstanding any covenants not to compete contained in the Employment Agreement or the Stock Purchase Agreement, from and after the date hereof, and subject to strict compliance by Stoops with all other obligations surviving under the Employment Agreement, the Stock Purchase Agreement and this Agreement, Stoops, either individually or through an affiliate owned and/or controlled by Stoops, may conduct, at any time, managed analytics business with no more than three (3) of any of those companies separately specifically identified in writing by Stoops and confirmed in writing by Inforte on the date hereof. At any time and from time to time during the three (3) year period after the date of this Agreement, upon written demand to Stoops, Inforte or its duly authorized representative shall have the right to review and make copies of the books and records of Stoops and any affiliate owned and/or controlled by Stoops to the extent necessary or appropriate to determine compliance by Stoops with respect to his continuing obligations under the Employment Agreement, the Stock Purchase Agreement and this Agreement. Inforte and IMA shall execute a reasonable non-disclosure agreement in form and substance agreeable to Stoops and Inforte with respect to its review of books and records of Stoops or any affiliate owned and/or controlled by Stoops pursuant to the foregoing sentence.

    4.        In consideration of Inforte’s and IMA’s execution of this Agreement and Inforte’s promise to pay the consideration set forth in Section 2, Stoops, for himself and for each and all of his heirs, successors, assigns and representatives, irrevocable and unconditionally releases Inforte and IMA, as well as each of Inforte’s and IMA’s respective officers, agents, employees, representatives, successors and assigns, from all claims existing as of the date of this Agreement arising from or relating to Stoops’ employment or the termination of his employment and any claims which arise or may arise under the Employment Agreement; any claims which arise or may arise under the Stock Purchase Agreement (including any rights to Contingent Payments) or any other agreement between Stoops and Inforte, IMA or an affiliate of Inforte or IMA; the common law of contract, implied contract, tort, public policy, or statute, such as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act of 1963, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and any applicable state or local statutes or ordinances, and amendments to these acts, any other federal, state or local equal employment opportunity or age discrimination law, wage payment law, or any other federal, state or local statute, decision, order, policy or regulation establishing or relating to claims or rights of employees, including, but not limited to, any and all claims alleging interference with the attainment of any rights under any insurance, pension, profit sharing or other employee benefit plan, and any and all claims in tort or contract, based upon public policy, and any and all claims alleging breach of an express or implied, or oral or written, contract, policy manual or employee handbook or alleging misrepresentation, defamation, interference with contract, intentional or negligent infliction of emotional distress, negligence, or wrongful discharge. Stoops shall immediately dismiss with prejudice any lawsuit heretofore filed against Inforte and/or IMA with respect to the subject matter covered by foregoing release.

    5.        Each of Inforte and IMA, for itself and for each and all of its affiliates, successors, assigns, and representatives, irrevocable and unconditionally releases Stoops and his heirs, successors, assigns, and representatives from all claims existing as of the date of this Agreement arising from or relating to Stoops’ employment or the termination of his employment and any claims which arise or may arise under the Employment Agreement; or any claims which arise or may arise under the Stock Purchase Agreement or any other agreement between Stoops and Inforte, IMA or an affiliate of Inforte or IMA, except for any continuing obligations under the Employment Agreement, the Stock Purchase Agreement or this Agreement, which shall survive and remain in effect as provided under Section 3 hereof.

    6.        The parties agree and acknowledge that Stoops currently owns 21,142 shares of common stock of Inforte. The parties further agree and acknowledge that neither Stoops nor any affiliate owned and/or controlled by Stoops has any other capital stock or other equity interest in Inforte or any affiliate of Inforte, or any options, puts, calls, warrants, or others rights, agreements, arrangements or commitments of any character obligating Inforte or any affiliate of Inforte to issue, sell, redeem, repurchase or exchange any shares of capital stock or other equity interest in Inforte or any affiliate of Inforte. Stoops shall have no contractual restriction on resales or other dispositions of the 21,142 shares of Inforte common stock owned by him, but Stoops acknowledges that such shares shall remain subject, to the extent applicable, restrictions or other requirements that may exist under applicable law, including, but not limited to, Securities Exchange Commission (“SEC”) Rules 10b-5 and 144.

    7.        Stoops represents and warrants that, to his conscious knowledge, he has returned to Inforte all property of Inforte and IMA formerly in his possession and control, including, but not limited to, all Inforte or IMA documents and physical and electronic files (and all copies thereof), electronic equipment and any other property of Inforte or IMA, and that he currently is not in possession or control, directly or indirectly, of any other property of Inforte or IMA. Inforte represents that neither its CEO nor CFO has present conscious knowledge of any material item property owned by Inforte or IMA currently in the possession or control of Stoops.

    8.        Each of the parties hereto represents, warrants and covenants that he or it will not disparage or otherwise impugn the integrity or business reputation of any of the other parties hereto. Except to the extent Inforte determines that public disclosure is required or appropriate under applicable law, Stoops, Inforte and IMA each agrees not to make any public announcements of the termination of Stoops’ employment with IMA without the other’s prior consent, which consent shall not be unreasonably withheld or delayed.

    9.        Each of the parties agrees to pay his or its own costs and attorneys’ fees; provided that, in the event of a breach of this Agreement or of any surviving obligation of Stoops under the Employment Agreement or the Stock Purchase Agreement, the prevailing party with respect to any dispute relating to such breach shall be entitled to reimbursement by the breaching party of his or its attorneys’ fees incurred in connection with such dispute.

    10.        This Agreement shall not be construed as an admission of liability or obligation by any party hereto.

    11.        The parties represent and warrant that they have read and understand this Agreement, and that they have executed this Agreement in consultation with their respective attorneys.

    12.        This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns and representatives.

    13.        This Agreement may be executed in counterparts and, when so executed, the counterparts together shall constitute a single entire agreement.

    14.        This Agreement, together with the surviving provisions of the Employment Agreement and Stock Purchase Agreement and the writing as described more fully in Section 3, all as referenced above, constitute the entire agreement of the parties with respect to the subject matter hereof and supercedes and replaces all prior negotiations, discussions, representations, and understandings of the parties, oral or written, with respect hereto. Except and solely to the extent expressly set forth herein, Stoops shall be entitled to no payments, benefits, stock or other consideration from Inforte, IMA or any affiliate of Inforte or IMA. This Agreement cannot be modified or amended except in writing signed by each of the parties.

    15.        Stoops agrees that (a) any breach of his surviving obligations under the Employment Agreement, the Stock Purchase Agreement or this Agreement may result in irreparable injury to Inforte or IMA for which a remedy at law would be inadequate, and (b) in addition to any relief at law that may be available to Inforte or IMA for such breach and regardless of any other provision contained in this Agreement, Inforte and IMA shall be entitled to injunctive and other equitable relief as a court may grant.

    16.        This Agreement shall be construed and interpreted according to the laws of the State of Illinois, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Each party stipulates that any dispute shall be commenced and prosecuted in its entirety in, and consents to the exclusive jurisdiction and proper venue of, either the Cook County Circuit Court for the State of Illinois or the United States District Court for the Northern District of Illinois, and each party consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or by any other reason. The parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Each party waives any right to trial by jury with respect to any dispute.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

/s/ Glenn T. Stoops
Dr. Glenn T. Stoops
INFORTE CORP.
By: /s/ Stephen Mack
Name: Stephen Mack
Title: Authorized Officer
INFORTE MANAGED ANALYTICS CORP.
By: /s/ Nick Heyes
Name: Nick Heyes
Title: Authorized Officer

SCHEDULE A

LIST OF VESTED AND OWING BENEFITS

1.     Vested 401(k) benefits

2.     Statutory COBRA rights, to the extent applicable.